Filed pursuant to Rule 424(b)(3)

Registration No. 333-78091

Prospectus Supplement to

Prospectus dated July 2, 1999.

Host Marriott Corporation

Common Stock

This prospectus supplement amends and supplements our prospectus dated July 2, 1999. The prospectus relates to the offer and sale from time to time by the selling shareholders of our common stock issuable upon the redemption of units of limited partner interest in Host Marriott, L.P., if and to the extent that such selling shareholders redeem their units and we elect to issue shares of common stock in exchange for these units. We will receive no proceeds from any sales of the offered shares by the selling shareholders. You should read this prospectus supplement in conjunction with the accompanying prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “HMT.” The last reported sale price of the common stock on August 22, 2003 was $9.85 per share.

See “Risk Factors” on page S-4 of this prospectus supplement to read about matters you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated August 25, 2003.

TABLE OF CONTENTS

Page

Prospectus Supplement

About this Prospectus Supplement	S-2
Forward-Looking Statements	S-3
About the Company	S-4
Risk Factors	S-4
Recent Events	S-4
Changes in Selling Shareholder Information	S-5

Prospectus

About this Prospectus	1
Where You Can Find More Information	1
Special Note Regarding Forward-Looking Statements	2
The Company	3
No Proceeds to the Company	3
Selling Shareholders	3
Plan of Distribution	4
Experts	5
Legal Matters	5

ABOUT THIS PROSPECTUS SUPPLEMENT

In this prospectus supplement reference to “Host Marriott,” “we,” “us” and “our” are to Host Marriott Corporation, a Maryland corporation.

This prospectus supplement, or the information incorporated by reference, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference, is inconsistent with the accompanying prospectus, this prospectus supplement or the information incorporated by reference will apply and will supersede that information in the accompanying prospectus. Information incorporated by reference to our filings with the SEC after the date of this prospectus supplement may add, update or change information in this prospectus supplement and the accompanying prospectus. If information in such subsequent filings is inconsistent with the accompanying prospectus or this prospectus supplement, the information incorporated by reference will apply and will supersede that information in this prospectus supplement and the accompanying prospectus. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates.

It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference in making your investment decision. You should also read and consider the information in the documents we have referred you to under the heading “Where You Can Find More Information” in the accompanying prospectus. We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement. To receive a free copy of any of the documents incorporated by reference in this prospectus supplement, other than exhibits, unless they are specifically incorporated by reference in those documents, call or  write to our Corporate Secretary, Host Marriott Corporation, 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817 ((240) 744-1000).

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. This prospectus supplement is an offer to sell only the shares offered hereby and only under the circumstances and in the jurisdictions where it is lawful to do so.

FORWARD-LOOKING STATEMENTS

In this prospectus supplement and in the information incorporated by reference we make some “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are included throughout this prospectus supplement and the information incorporated by reference herein, including in the section titled “Risk Factors” and relate to, among other things, analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue,” and other similar terms and phrases, including references to assumptions.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by us in those statements include, among others, the following:

•	national and local economic and business conditions, including the continuing effect of recent terror alerts and potential terrorist activity on travel, that will affect, among other things, demand for products and services at our hotels and other properties, the level of room rates and occupancy that can be achieved by such properties and the availability and terms of financing and our liquidity;

•	our ability to maintain properties in a first-class manner, including meeting capital expenditure requirements;

•	our ability to compete effectively in areas such as access, location, quality of accommodations and room rate;

•	our ability to acquire or develop additional properties and the risk that potential acquisitions or developments may not perform in accordance with our expectations;

•	our degree of leverage, which may affect our ability to obtain financing in the future;

•	the reduction in our operating flexibility and our ability to pay dividends resulting from restrictive covenants in our debt agreements, including the risk of default that could occur;

•	changes in travel patterns, taxes and government regulations that influence or determine wages, prices, construction procedures and costs;

•	government approvals, actions and initiatives, including the need for compliance with environmental and safety requirements and changes in laws and regulations or the interpretation thereof;

•	the effects of tax legislative action;

•	our ability to continue to satisfy complex rules in order for us to maintain our status as a real estate investment trust, or REIT, for federal income tax purposes, the ability of Host Marriott, L.P. to satisfy the rules in order to maintain its status as a partnership for federal income tax purposes, and the ability of certain of our subsidiaries to maintain their status as taxable REIT subsidiaries for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	the effect of any rating agency downgrades on the cost and availability of new debt financings and preferred stock issuances;

•	the relatively fixed nature of our property-level operating costs and expenses;

•	our ability to recover fully under our existing insurance for terrorist acts and our ability to maintain adequate or full replacement cost “all-risk” property insurance on our properties; and

•	other factors discussed under the heading “Risk Factors” in other filings with the Securities and Exchange Commission, or SEC.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statement based on these assumptions could be incorrect, and actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent known and unknown risks and uncertainties. Accordingly, our forward-looking statements are qualified in their entirety by reference to the factors described as “Risk Factors” in the information incorporated by reference herein.

All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. We undertake no obligation to update any information contained herein or incorporated by reference or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we became aware of, after the date of this prospectus supplement.

ABOUT THE COMPANY

We are a self-managed and self-administered REIT that owns full-service hotel properties. As of August 22, 2003, we owned 120 hotels representing approximately 58,800 rooms located throughout North America. Our hotels are operated under brand names that are among the most respected and widely recognized in the lodging industry—including Marriott, Ritz-Carlton, Four Seasons, Hilton and Hyatt.

We were formed in 1998 as a Maryland corporation as part of our conversion to a REIT. As part of this REIT conversion and our desire to re-incorporate in Maryland, we merged with Host Marriott Corporation, a Delaware corporation, which had been operating since 1993, and retained the name. We conduct our operations as an umbrella partnership REIT through our direct and indirect subsidiaries, including Host Marriott, L.P., a Delaware limited partnership of which we are the sole general partner and hold approximately 90% of the partnership interests.

The address of our principal executive office is 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817. Our phone number is (240) 744-1000. Our Internet website address is www.hostmarriott.com.

RISK FACTORS

You should carefully consider the risk factors and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to buy our common stock.

Before you decide to buy our common stock, you should carefully consider the risk factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, the matters discussed in the section entitled “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our Quarterly Reports on Form 10-Q and the federal income tax considerations discussed in our Form 8-K filed August 11, 2003, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. These risk factors and other information may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended, or by additional prospectus supplements. For more information, see the section entitled “Where You Can Find More Information” in the accompanying prospectus.

RECENT EVENTS

On August 6, 2003, Moody’s Investors Service announced that it had placed its rating of our senior unsecured debt and perpetual preferred stock under review for possible downgrade. Moody’s took this action in response to our announcement on July 23, 2003 that we do not expect to pay a perpetual preferred dividend in the fourth quarter due to restrictions associated with our senior notes indenture and our credit facility. Moody’s indicated that our ratings would likely be downgraded in the event that the fourth quarter perpetual preferred dividend payment was not made and future dividend payments were expected to be suspended for some time. In the event that Moody’s Investor Services downgrades our credit rating, the price of our common stock may be adversely affected.

As previously disclosed in our Annual Report on Form 10-K, we expect to increase the proportion of floating rate debt in our capital structure from approximately 10% currently to between 20% and 25% of our total debt over time, although there can be no assurances that we will be able to achieve this result on terms acceptable to us. On August 21, 2003 we entered into interest rate swap agreements maturing in October 2007. Under the agreements, we receive fixed rate payments at 9.25% and pay floating rate payments based on six month LIBOR plus 5.9% on a $242 million notional amount. These agreements have the effect of swapping our interest obligations on $242 million in principal amount of 9.25% Series G senior notes to a floating rate of interest and increase the percentage of our floating rate debt to approximately 14%. We continue to evaluate our mix of fixed rate and floating rate debt and, to the extent we deem appropriate, we may enter into further interest rate swap agreements related to some of our fixed rate debt. This would result in our interest expense being reduced in the short term, but will also make our interest expense susceptible to greater variation based upon fluctuations in interest rates.

On August 14, 2003, we issued 27,500,000 shares of common stock in an underwritten public offering at a price to the public of $9.25. Proceeds to us, after deducting the underwriting discount and offering expenses, were approximately $250,000,000. We intend to use the net proceeds of the offering for potential acquisitions of luxury and upper-upscale hotel properties. We are in preliminary discussions with sellers of hotels that meet our asset profile, but have not entered into any definitive agreements. To the extent we do not complete suitable acquisitions, we intend to use the net proceeds for general corporate purposes.

CHANGES TO SELLING SHAREHOLDER INFORMATION

Since the date of the accompanying prospectus, the selling shareholders named therein have sold a total of 40,700,000 shares in underwritten offerings. Each of the following selling shareholders has redeemed all of its units in Host Marriott, L.P. that are covered by this prospectus and have sold the shares our common stock that they received upon redemption of their units:

Blackstone Real Estate Partners I L.P.

Blackstone Real Estate Partners Two L.P.

Blackstone Real Estate Partners Three L.P.

Blackstone Real Estate Partners IV L.P.

Blackstone RE Capital Partners L.P.

Blackstone RE Capital Partners II L.P.

Blackstone RE Offshore Capital Partners L.P.

Blackstone Real Estate Partners II.TE.1 L.P.

Blackstone Real Estate Partners II.TE.2 L.P.

Blackstone Real Estate Partners II.TE.3 L.P.

Blackstone Real Estate Partners II.TE.4 L.P.

Blackstone Real Estate Partners II.TE.5 L.P.

BRE Logan Hotel, Inc.

RTZ Management Corp.

All information concerning beneficial ownership of shares of common stock offered hereby in this prospectus supplement and the accompanying prospectus is obtained from selling shareholders.

PROSPECTUS

47,713,875 Shares

Host Marriott Corporation

Common Stock

The persons or entities listed herein, who may become shareholders of Host Marriott Corporation, may offer and sell from time to time up to 47,713,875 shares of our common stock under this prospectus. We refer to such persons or entities as the selling shareholders. We may issue the offered shares to the selling shareholders if and to the extent that such selling shareholders redeem their units of limited partnership interest in Host Marriott, L.P. and we choose to issue to them our common stock in exchange for their partnership units. We are registering the offered shares as required under the terms of a registration rights agreement between the selling shareholders and us. Fifty percent of the offered shares (23,856,938 shares) become eligible for sale commencing on or after July 1, 1999; twenty five percent (11,928,469 shares) become eligible for sale commencing on or after October 1, 1999; and the remaining twenty five percent (11,928,468 shares) become eligible for sale commencing on or after January 1, 2000. Our registration of the offered shares does not mean that any of the selling shareholders will offer or sell any of the offered shares. We will receive no proceeds of any sales of the offered shares by the selling shareholders, but we will incur expenses in connection with the offering.

The selling shareholders may sell the offered shares in public or private transactions, on or off the New York Stock Exchange, at prevailing market prices or at privately negotiated prices. The selling shareholders may sell the offered shares directly or through agents or broker-dealers acting as principal or agent, or in a distribution by underwriters.

Our common stock is listed on the New York Stock Exchange under the symbol “HMT.”

Neither the Securities and Exchange Commission nor any state securities commission has approved of these offered shares, or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

The date of this prospectus is July 2, 1999.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Commission under the Securities Act of 1933. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the Commission’s rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

This prospectus provides you with a general description of the offered shares. Each time a selling shareholder sells any of the offered shares, the selling shareholder will provide you with this prospectus and a prospectus supplement, if applicable, that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy materials that we have filed with the Commission, including the registration statement, at the following Commission public reference rooms:

450 Fifth Street, N.W.	7 World Trade Center	500 West Madison Street
Room 1024	Suite 1300	Suite 1400
Washington, D.C. 20549	New York, New York 10048	Chicago, Illinois 60661

Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms.

Our Commission filings can also be read at the following address:

New York Stock Exchange 20 Broad Street New York, New York 10005

Our Commission filings are also available to the public on the Commission’s Web Site at http://www.sec.gov.

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the offered securities to which this prospectus relates have been sold or the offering is otherwise terminated.

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (filed on March 26, 1999).

2.	Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (filed on May 10, 1999).

3.	Current Report on Form 8-K (filed on May 3, 1999).

4.	Description of our common stock included in a Registration Statement on Form 8-A filed on November 18, 1998 (as amended on December 28, 1998).

5.	Description of our Rights included in a Registration Statement on Form 8-A filed on December 11, 1998 (as amended on December 24, 1998).

You may request a copy of these filings, at no cost, by writing us at the following address or telephoning us at (301) 380-2070 between the hours of 9:00 a.m. and 4:00 p.m., Eastern Time:

Corporate Secretary

Host Marriott Corporation

10400 Fernwood Road

Bethesda, Maryland 20817

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. In addition to historical information, this prospectus and other materials filed or to be filed by us with the Commission and incorporated by reference in this prospectus contain or will contain forward-looking statements within the meaning of the federal securities laws, including the cautionary statements incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 1998 under the caption “Risk Factors” and other similar statements contained elsewhere in the Form 10-K. Forward-looking statements include information relating to our intent, belief or current expectations, primarily, but not exclusively, with respect to:

•	economic outlook;

•	capital expenditures;

•	cost reductions;

•	cash flow;

•	operating performance;

•	financing activities;

•	our tax status; or

•	related industry developments, including trends affecting our business, financial condition and results of operations.

We intend to identify forward-looking statements in this prospectus and other materials filed or to be filed by us with the Commission and incorporated by reference in this prospectus by using words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may be,” “objective,” “plan,” “predict,” “project” and “will be” and similar words or phrases, or the negatives thereof or other similar variations thereof or comparable terminology.

All forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual transactions, results, performance or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include the following factors that could affect such forward-looking statements:

•	national and local economic and business conditions that will, among other things, affect demand for hotels and other properties, the level of rates and occupancy that can be achieved by such properties and the availability and terms of financing;

•	the ability to maintain the properties in a first-class manner, including meeting capital expenditure requirements;

•	our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures;

•	our ability to acquire or develop additional properties and the risk that potential acquisitions or developments may not perform in accordance with expectations;

•	changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs;

•	governmental approvals, actions and initiatives including the need for compliance with environmental and safety requirements, and changes in laws and regulations or the interpretation thereof;

•	the effects of tax legislative action, including the possible enactment of the Real Estate Investment Trust Modernization Act of 1999; and

•	our ability to satisfy the complex rules in order to qualify for taxation as a REIT for federal income tax purposes and to operate effectively within the limitations imposed by these rules.

Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give you no assurance that such expectations will be attained or that any deviations will not be material. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

As used herein and in any accompanying prospectus supplement, “Host Marriott,” “Company,” “our,” “us” or “we” refer to Host Marriott Corporation, a Maryland corporation, and one or more of our subsidiaries, including Host Marriott, L.P., a Delaware limited partnership, and all the predecessors, or, as the context may require, Host Marriott Corporation only or Host Marriott, L.P. only. All references to Host Delaware shall mean our predecessor, Host Marriott Corporation, a Delaware corporation.

THE COMPANY

Host Marriott was formed to continue and expand the hotel lodging property ownership business of its predecessors. Host Marriott succeeded to this business as a result of its merger with Host Marriott Corporation, a Delaware corporation, and other restructuring transactions consummated in December 1998 which we refer to as the “REIT conversion.” Host Marriott is one of the largest owners of hotels in the world, with ownership of, or controlling interests in, approximately 124 upscale and luxury full-service hotel lodging properties in its portfolio as of June 30, 1999. Virtually all of these properties are leased to subsidiaries of Crestline Capital Corporation, a Maryland corporation and formerly a wholly owned subsidiary of Host Marriott, and are generally operated under the Marriott and Ritz-Carlton brand names and managed by Marriott International, Inc. Host Marriott will make an election to be taxed as a REIT for federal income tax purposes effective for its taxable year beginning January 1, 1999. Host Marriott owns substantially all of its assets and conducts substantially all of its business through Host Marriott, L.P. and its subsidiaries. Host Marriott is the sole general partner of Host Marriott, L.P.

Our principal executive offices are located at 10400 Fernwood Road, Bethesda, Maryland 20817-1109, and our telephone number is (301) 380-9000.

NO PROCEEDS TO THE COMPANY

We will not receive any of the proceeds from sales of the offered shares by the selling shareholders. We will pay all costs and expenses incurred in connection with the offering of the offered shares, other than any brokerage fees and commissions, fees and disbursements of legal counsel for the selling shareholders and share transfer and other taxes attributable to the sale of the common stock, which will be paid by the selling shareholders.

SELLING SHAREHOLDERS

The selling shareholders hold 47,713,875 units of limited partnership interest in Host Marriott, L.P. which they acquired on December 30, 1998 in exchange for properties and assets. We may issue the offered shares to the selling shareholders if and to the extent that they redeem their partnership units and we elect to issue to them shares of our common stock in exchange. The following table provides the name of each selling shareholder and the number of shares of common stock that may be issued to and offered by each selling shareholder. As of June 30, 1999, none of the selling shareholders owns any shares of common stock. All the offered shares offered by a selling shareholder represent shares of common stock that may be issued by us upon the redemption of the selling shareholder’s partnership units. The offered shares, if issued, will become eligible for sale pursuant to the following schedule: fifty percent (50%), or 23,856,938 shares, will become eligible for sale commencing on or after July 1, 1999; twenty five percent (25%), or

11,928,469 shares, will become eligible for sale commencing on or after October 1, 1999; and the remaining twenty five percent (25%), or 11,928,468 shares, will become eligible for sale commencing on or after January 1, 2000. Since the selling shareholders may sell all, some or none of the offered shares, no estimate can be made of the number of offered shares that will be sold by the selling shareholders or that will be owned by the selling shareholders upon completion of the offering. The offered shares represent approximately 21% of the total shares of common stock outstanding as of June 30, 1999, assuming redemption of all outstanding partnership units for shares of common stock.

Name of Selling Shareholder	Number of Shares of Common Stock Offered Hereby

Blackstone Real Estate Partners I L.P.	4,356,783
Blackstone Real Estate Partners Two L.P.	285,679
Blackstone Real Estate Partners Three L.P.	2,771,544
Blackstone Real Estate Partners IV L.P.	87,134
Blackstone RE Capital Partners L.P.	454,392
Blackstone RE Capital Partners II L.P.	49,873
Blackstone RE Offshore Capital Partners L.P.	87,732
Blackstone Real Estate Holdings L.P.	2,394,697
Blackstone Real Estate Partners II L.P.	13,315,506
Blackstone Real Estate Holdings II L.P.	3,737,981
Blackstone Real Estate Partners II.TE.1 L.P.	11,204,854
Blackstone Real Estate Partners II.TE.2 L.P.	484,448
Blackstone Real Estate Partners II.TE.3 L.P.	2,303,484
Blackstone Real Estate Partners II.TE.4 L.P.	468,555
Blackstone Real Estate Partners II.TE.5 L.P.	985,554
BRE Logan Hotel, Inc.	31,957
RTZ Management Corp.	14
CR/RE L.L.C.	27,078
BRE/Ceriale L.L.C.	468,470
BRE/Cambridge L.L.C.	263,025
HT-Burlingame Limited Partnership	1,414,277
H-OP, LLC	729,523
HE-HM, LLC	578,051
Merrill Lynch, Pierce, Fenner & Smith Incorporated	448,926
Merrill Lynch Mortgage Capital Inc.	484,179
White Oak Land Corp.	247,786
David Rubenstein	30,057
Duke University	1,883
Trustees of the University of Pennsylvania	433

Total	47,713,875

PLAN OF DISTRIBUTION

Any of the selling shareholders may from time to time, in one or more transactions, sell all or a portion of the offered shares on the New York Stock Exchange, in the over-the-counter market, on any other national securities exchange on which the common stock is listed or traded, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the offered shares from time to time will be determined by the selling shareholders and, at the time of such determination, may be higher or lower than the market price of the common stock on the New York Stock Exchange. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling shareholder or from purchasers of the offered shares for whom they may act as agents, and underwriters may sell the offered shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The offered shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the offered shares may be sold include:

•	a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	an exchange distribution in accordance with the rules of the New York Stock Exchange;

•	privately negotiated transactions; and

•	underwritten transactions.

The selling shareholders and any underwriters, dealers or agents participating in the distribution of the offered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the offered shares by the selling shareholders and any commissions received by an such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

When a selling shareholder elects to make a particular offer of the offered shares, this prospectus and a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such selling shareholder and any other required information. In order to comply with the securities laws of certain states, if applicable, the offered shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the offered shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with. We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the offered shares, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of our counsel and accountants. The selling shareholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling shareholders and stock transfer and other taxes attributable to the sale of the offered shares. Under agreements that may be entered into by us, underwriters, dealers and agents who participate in the distribution of the offered shares, and their respective directors, trustees, officers, partners, agents, employees and affiliates, may be entitled to indemnification by us against specified liabilities, including liabilities, losses, claims, damages and expenses and any actions or proceedings arising under the securities laws in connection with this offering, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. We also have agreed to indemnify each of the selling shareholders and each person who controls (within the meaning of the Securities Act) such selling shareholder, and their respective directors, trustees, officers, partners, agents, employees and affiliates, against specified losses, claims, damages, liabilities and expenses and any actions or proceedings arising under the securities laws in connection with this offering. Each of the selling shareholders has agreed to indemnify us, each person who controls us (within the meaning of the Securities Act), underwriters, dealers and agents, and each of our and their directors, trustees, officers, partners, agents, employees and affiliates, against specified losses, claims, damages, liabilities and expenses arising and any actions or proceedings under the securities laws in connection with this offering with respect to written information furnished to us by such selling shareholder; provided, however, that the indemnification obligation is several, not joint, as to each selling shareholder.

EXPERTS

The consolidated financial statements and schedule appearing in our Annual Report on Form 10-K for the year ended December 31, 1998, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

LEGAL MATTERS

The validity of the offered shares will be passed upon for us by Hogan & Hartson L.L.P., Washington, D.C. If any portion of the offered shares is distributed in an underwritten offering or through agents, certain legal matters may be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.